For Immediate Release


          TIME WARNER DEBT-REDUCTION PROGRAM AT $3.2 BILLION

    --Company to Issue 100,000 Additional Series K Preferred Shares--

NEW YORK, Apr. 4, 1996--Time Warner Inc. announced today that in connection with its offering of $1.5 billion liquidation preference of 10 1-4% Series K Exchangeable Preferred Stock, the underwriters have exercised an option to issue an additional 100,000 shares of the Series K Preferred to cover overallotments.

In making the announcement, Time Warner Chairman and CEO Gerald M. Levin said, "I am pleased with this additional issue of Series K Preferred, which will now bring our debt-reduction program to $3.2 billion. Our debt-reduction efforts have strengthened our balance sheet, demonstrating our continuing commitment to an investment-grade rating. As we go forward, we will continue to work toward further strengthening our balance sheet and our ratios."

The offering will consist of 1.6 million shares of 10 1-4%
Series K Exchangeable Preferred Stock with an aggregate liquidation preference of $1.6 billion.

The securities will initially be offered in a private placement under rule 144A, will not be registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be an offer or sale of the securities in the proposed offering in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Time Warner Inc., the world's leading media company, consists of three fundamental businesses: entertainment, news and information and telecommunications, with interests in filmed entertainment, television production, broadcasting, recorded music, music publishing, cable-television programming, theme parks, magazines, book publishing and cable-television systems.